Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No. 2 of Hydrogen Motors, Inc. (A Development Stage Company), of our report dated September 10, 2008 on our audit of the financial statements of Hydrogen Motors, Inc. (A Development Stage Company) as of August 31, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on November 11, 2007 through August 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 28, 2009

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501